Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-118503, 333-124145, 333-132684, 333-139304, 333-149744, 333-163781) and Forms S-8 (Nos. 333-119577, 333-128692, 333-143794, 333-149743, 333-157967) of Endeavour International Corporation of our report dated March 13, 2009, except for the effects of discontinued operations as discussed in Note 23 which is dated January 8, 2010, with respect to the consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 which report appear in the Form 8-K of Endeavour International Corporation dated January 8, 2010.
Effective January 1, 2007, the Company changed its accounting for uncertain tax positions. Also, effective January 1, 2008, the Company changed its method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities.
/S/ KPMG LLP
Houston, Texas
January 8, 2010